Exhibit 5.1

Hogan Lovells US LLP
3 Embarcadero Center
Suite 1500
San Francisco, CA 94111
T +1 415 374 2300
F +1 415 374 2499
www.hoganlovells.com

June 19, 2020

Board of Directors

VIVUS, Inc.

900 E. Hamilton Avenue, Suite 550

Campbell, CA 95008

Ladies and Gentlemen:

We are acting as counsel to VIVUS, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement,” File Number 333-239024), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of (i) up to 154,867,256 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Shares”), and 154,867,256 associated preferred stock purchase rights (the “Rights”), all of which rights are to be issued pursuant to the Preferred Stock Rights Agreement, dated as of December 30, 2019 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), (ii) pre-funded warrants to purchase up to 154,867,256  shares of Common Stock (the “Pre-Funded Warrants” and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, the “Warrant Shares”), (iii) warrants to purchase up to 154,867,256 shares of Common Stock (the “Common Warrants”) accompanying each Share or Pre-Funded Warrant, as applicable, and (iv) warrants to purchase up to 9,292,035 shares of Common Stock to be issued to designees of H.C. Wainwright & Co., LLC, as placement agent (the “Placement Agent’s Warrants” and collectively with the Pre-Funded Warrants and the Common Warrants, the “Warrants,” and together with the Shares, the “Securities”), all of which are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that (1) the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement and (2) prior to the time of issuance and delivery of shares of Common Stock in connection with any exercise of the Common Warrants or Placement Agent’s Warrants (in each case when exercisable), the Amended and Restated Certificate of Incorporation of the Company will have been effectively amended in accordance with the

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante  Amsterdam  Baltimore  Beijing  Birmingham  Boston  Brussels  Colorado Springs  Denver  Dubai  Dusseldorf  Frankfurt  Hamburg  Hanoi  Ho Chi Minh City  Hong Kong  Houston  Johannesburg  London  Los Angeles  Luxembourg  Madrid  Mexico City  Miami  Milan  Minneapolis  Monterrey  Moscow  Munich  New York  Northern Virginia  Paris  Perth  Philadelphia  Rome  San Francisco  São Paulo  Shanghai  Silicon Valley  Singapore  Sydney  Tokyo  Warsaw  Washington, D.C.   Associated Offices:  Budapest  Jakarta  Riyadh  Shanghai FTZ  Ulaanbaatar  Zagreb.   Business Service Centers:  Johannesburg  Louisville.   Legal Services Center:  Berlin.  For more information see www.hoganlovells.com

Delaware General Corporation Law, as amended, to increase the number of authorized shares of Common Stock so that there will be a sufficient number of shares of Common Stock authorized and then available for issuance upon exercise thereof upon requisite stockholder approval. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended, and, as to the opinions given in paragraphs (b) and (c), the laws of the State of New York (but not including any laws, statutes, ordinances, judicial or administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the (i) Shares and Warrant Shares and in each case the associated Rights and (ii) the Warrants have been duly authorized by all necessary corporate action on the part of the Company and, following (1) effectiveness of the Registration Statement, (2) the execution and delivery of the Securities Purchase Agreement (the “Purchase Agreement”) between the Company and certain purchasers of the Securities, (3) the due execution by the Company of the Warrants, (4) the issuance and delivery of the Shares and Warrants in the manner contemplated by the Registration Statement and, if applicable, the Purchase Agreement, and (5) receipt by the Company of the consideration for the Securities specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, as applicable:

a)                                     The Shares will be validly issued, fully paid and nonassessable and the associated Rights will be valid and binding obligations of the Company.

b)                                     The Warrants will constitute valid and binding obligations of the Company.

c)                                      The Warrant Shares, following the issue thereof upon exercise of the Pre-Funded Warrants pursuant to their terms and receipt by the Company of the exercise price therefor as specified in the Warrants, will be validly issued, fully paid and non-assessable and the associated Rights will be valid and binding obligations of the Company.

It should be understood that the opinion in paragraphs (a) and (c) above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

The opinions expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities and the Rights are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP